UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 30, 2007
Quiksilver, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14229	33-0199426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA		92649
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:
(714) 889-2200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01	Entry into a Material Definitive Agreement
     On October 30, 2007, Quiksilver, Inc., a Delaware corporation (the “Company”), and its wholly-owned subsidiaries Rossignol Ski Company, Inc. (“Rossignol”) and Roger Cleveland Golf Company, Inc. (“Cleveland”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with SRI Sports Limited (“SRI”), pursuant to which the Company will sell Cleveland, which operates the Company’s golf equipment business, to SRI. Prior to entering into the Stock Purchase Agreement, no material relationship existed between the Company and SRI.
     The sale of Cleveland to SRI will be structured as a stock sale in which SRI will acquire all of the outstanding stock of Cleveland in exchange for a total cash purchase price of $132.5 million, which includes the repayment of Cleveland’s outstanding indebtedness to the Company and its affiliates. The purchase price, however, will be reduced by the amount of certain change in control payments to be made by Cleveland to certain of its employees in connection with the transaction. The purchase price is also subject to adjustment, either up or down, depending on Cleveland’s net working capital on the closing date. The closing of the transaction is subject to customary closing conditions.
     The Stock Purchase Agreement contains normal and customary representations, warranties and covenants and the Company has agreed to indemnify SRI for any breaches thereof, subject to specified time and amount limits and other exceptions. The parties to the Stock Purchase Agreement intend to close the transaction after satisfaction of all the conditions to closing contained in the Stock Purchase Agreement, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976. The closing is expected to occur during the Company’s fiscal quarter ending January 31, 2008.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2007	Quiksilver, Inc. (Registrant)
	By:	/s/ Charles S. Exon
Charles S. Exon
Executive Vice-President, Business & Legal Affairs, Secretary and General Counsel

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